November 6, 2013
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS THIRD QUARTER 2013 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) recorded a net loss of $0.06 per share for the third quarter of 2013, compared to a net loss of $0.09 per share for the third quarter of 2012.  Consolidated net loss was $2.9 million for the third quarter of 2013, compared to a consolidated net loss of $4.3 million for the prior-year quarter.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, President and Chief Executive Officer, “Bottom-line results for the third quarter improved over the same quarter in the prior year due to an increased contribution from NPL, our construction services subsidiary.  NPL posted quarterly earnings of $9.1 million on $192 million of revenues.  For the natural gas segment, net results were down slightly.”  Shaw concluded by saying, “In early October, the Company completed a $250 million debt offering at less than a 5% interest rate.  This is one of the lowest 30-year debt financing rates in our history and will benefit customers for decades to come.”

For the twelve months ended September 30, 2013, consolidated net income was $150.4 million, or $3.25 per basic share, compared to $126.3 million, or $2.74 per basic share, during the twelve-month period ended September 30, 2012.  NPL’s contribution

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to net income in the current period was $29.1 million, a $16.2 million increase between periods.  The current period included $3 million of revenue associated with change orders on a large fixed-price contract on which NPL had previously recognized a loss, as well as gains on sale of equipment which were greater than normal.
Natural Gas Operations Segment Results
Third Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $5 million in the third quarter of 2013 compared to the third quarter of 2012.  Rate relief in Nevada and California provided $2 million of the increase in operating margin and new customers contributed an incremental $1 million, as approximately 25,000 net new customers were added during the last twelve months.  Incremental operating margin from customers outside the decoupling mechanisms, and other miscellaneous revenues, contributed the remainder of the increase.

Operating expenses for the quarter rose $7.6 million, or 5%, compared to the third quarter of 2012, primarily due to increases in general costs and employee-related benefit costs (including pension expense), depreciation expense on additional plant in service, and amortization associated with the recovery of regulatory assets (including new conservation and energy efficiency programs in Nevada). In addition, pipeline integrity management programs impacted current quarter expenses.

Other income, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, increased approximately $1 million between quarters.  The current quarter reflects COLI policy

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cash surrender value increases of $2.5 million, while the prior-year quarter includes $2.2 million in COLI-related income.  In addition, Arizona non-recoverable pipe replacement costs were $931,000 lower in 2013 as compared to 2012 because this pipe replacement activity was substantially completed in 2012.  Net interest deductions decreased $1.3 million between quarters, primarily due to cost savings from early debt redemptions and lower interest expense associated with deferred purchased gas adjustment (“PGA”) balances payable.

Twelve Months to Date
Operating margin increased $28 million between periods primarily due to $17 million of combined rate relief in Arizona, Nevada, and California, and to customer growth that contributed an additional $7 million in operating margin.  The remaining improvement in operating margin relates to an increase in other miscellaneous revenues and incremental margin from customers outside the decoupling mechanisms in the current period.

Operating expenses increased $22.3 million, or 4%, between periods primarily due to higher general and employee-related costs including pension expense, higher amortization expense associated with the recovery of regulatory assets, and incremental depreciation expense associated with plant additions.  Higher property and other general taxes also contributed to the increase.

Other income increased $2.3 million between periods.  The current period reflects a $9.2 million increase ($0.20 per share) in COLI policy cash surrender values including

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net death benefits recognized, while the prior twelve-month period reflected an $8.1 million increase ($0.18 per share) in COLI-related income including recognized net death benefits.  These income levels for COLI policies in both periods reflect strong stock market returns which were well above long-term averages.  In addition, Arizona non-recoverable pipe replacement costs were $2.8 million lower in the current twelve-month period.  Net interest deductions declined $6.5 million between twelve-month periods, primarily due to cost savings from debt refinancing, redemptions, and lower interest expense associated with deferred PGA balances payable.

Southwest Gas Corporation provides natural gas service to 1,883,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, results of NPL fixed-price contracts, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)
QUARTER ENDED SEPTEMBER 30,	2013	2012

Consolidated Operating Revenues	$387,346	$371,799

Net Income (Loss)	$(2,864)	$(4,305)

Average Number of Common Shares Outstanding	46,337	46,134

Earnings (Loss) Per Share	$(0.06)	$(0.09)

NINE MONTHS ENDED SEPTEMBER 30,	2013	2012

Consolidated Operating Revenues	$1,412,425	$1,439,212

Net Income	$88,017	$70,938

Average Number of Common Shares Outstanding	46,306	46,106

Basic Earnings Per Share	$1.90	$1.54

Diluted Earnings Per Share	$1.88	$1.52

TWELVE MONTHS ENDED SEPTEMBER 30,	2013	2012

Consolidated Operating Revenues	$1,900,991	$1,956,863

Net Income	$150,410	$126,262

Average Number of Common Shares Outstanding	46,265	46,059

Basic Earnings Per Share	$3.25	$2.74

Diluted Earnings Per Share	$3.22	$2.72

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED		TWELVE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,		SEPTEMBER 30,
	2013	2012	2013	2012	2013	2012

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(11,939)	$(11,389)	$69,317	$64,609	$121,327	$113,381
Contribution to net income - construction services	9,075	7,084	18,700	6,329	29,083	12,881
Net income (loss)	$(2,864)	$(4,305)	$88,017	$70,938	$150,410	$126,262

Basic earnings (loss) per share	$(0.06)	$(0.09)	$1.90	$1.54	$3.25	$2.74
Diluted earnings (loss) per share	$(0.06)	$(0.09)	$1.88	$1.52	$3.22	$2.72

Average outstanding common shares	46,337	46,134	46,306	46,106	46,265	46,059
Average shares outstanding (assuming dilution)	-	-	46,732	46,534	46,704	46,493

Results of Natural Gas Operations
Gas operating revenues	$195,031	$195,573	$927,500	$982,203	$1,267,025	$1,362,655
Net cost of gas sold	47,746	53,277	317,742	387,983	409,361	533,446
Operating margin	147,285	142,296	609,758	594,220	857,664	829,209
Operations and maintenance expense	95,981	90,627	288,003	278,361	379,621	368,114
Depreciation and amortization	48,427	46,763	144,492	139,428	191,099	183,684
Taxes other than income taxes	11,153	10,600	34,021	31,065	44,684	41,264
Operating income (loss)	(8,276)	(5,694)	143,242	145,366	242,260	236,147
Other income (deductions)	2,663	1,631	8,174	4,317	8,022	5,717
Net interest deductions	14,780	16,074	45,344	51,077	61,224	67,757
Income (loss) before income taxes	(20,393)	(20,137)	106,072	98,606	189,058	174,107
Income tax expense (benefit)	(8,454)	(8,748)	36,755	33,997	67,731	60,726
Contribution to net income (loss) - gas operations	$(11,939)	$(11,389)	$69,317	$64,609	$121,327	$113,381

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
SEPTEMBER 30, 2013

FINANCIAL STATISTICS
Market value to book value per share at quarter end	170%
Twelve months to date return on equity -- total company	11.2%
-- gas segment	9.6%
Common stock dividend yield at quarter end	2.6%
Customer to employee ratio at quarter end (gas segment)	851 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	825,190	6.56	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	143,851	6.10	9.35
Northern California	52,285	7.77	9.35
South Lake Tahoe	11,815	7.77	9.35
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
NINE MONTHS ENDED	TWELVE MONTHS ENDED
SEPTEMBER 30,	SEPTEMBER 30,
(In dekatherms)	2013	2012	2013	2012
Residential	56,063,787	51,081,270	70,487,109	69,232,456
Small commercial	22,161,537	20,471,042	28,756,989	28,068,229
Large commercial	7,792,496	9,179,957	10,270,799	11,941,594
Industrial / Other	4,236,708	3,574,954	5,444,748	4,892,234
Transportation	78,072,005	75,418,912	102,462,559	96,217,615
Total system throughput	168,326,533	159,726,135	217,422,204	210,352,128

HEATING DEGREE DAY COMPARISON
Actual	1,398	1,308	1,829	1,896
Ten-year average	1,364	1,348	1,881	1,872

Heating degree days for prior periods have been recalculated using the current period customer mix.